Exhibit 1.1

2	ABB LTD, ZURICH

— MAY 2, 2019 Articles of Incorporation of ABB Ltd, Zurich
This is a translation of the original German version. In case of any discrepancy, the German version shall prevail.

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— SECTION 1: Name, Place of Incorporation, Purpose and Duration
Name, Place of Incorporation	ARTICLE 1 Under the name ABB Ltd ABB AG ABB SA there exists a corporation with its place of incorporation in Zurich.
Purpose

ARTICLE 2

1.      The purpose of the Company is to hold interests in business enterprises, particularly in enterprises active in the areas of industry, trade and services.

2.     The Company may acquire, encumber, exploit or sell real estate and intellectual property rights in Switzerland and abroad and may also finance other companies.

3.     The Company may engage in all types of transactions and may take all measures that appear appropriate to promote, or that are related to, the purpose of the Company.

4.     In pursuing its purpose, the Company shall strive for long-term sustainable value creation.

Duration	ARTICLE 3 The duration of the Company shall be unlimited.

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— SECTION 2: Share Capital
Share Capital

ARTICLE 4

1      The share capital of the Company is CHF 260 177 791.68 and is divided into 2 168 148 264 fully paid registered shares. Each share has a par value of CHF 0.12.

2      Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

Contingent Share Capital

ARTICLE 4BIS

1      The share capital may be increased in an amount not to exceed CHF 25 200 000 through the issuance of up to 210 000 000 fully paid registered shares with a par value of CHF 0.12 per share,

a)      up to the amount of CHF 24 000 000 through the exercise of conversion rights and/or warrants granted in connection with the issuance on national or international capital markets of newly or already issued bonds or other financial market instruments by the Company or one of its group companies, and

b)      up to the amount of CHF 1 200 000 through the exercise of warrant rights granted to the shareholders by the Company or one of its group companies. The Board of Directors may grant warrant rights not taken up by shareholders for other purposes in the interest of the Company.

The pre-emptive rights of the shareholders shall be excluded in connection with the issuance of convertible or warrant-bearing bonds or other financial market instruments or the grant of warrant rights. The then current owners of conversion rights and/or warrants shall be entitled to subscribe for the new shares. The conditions of the conversion rights and/or warrants shall be determined by the Board of Directors.

2      The acquisition of shares through the exercise of conversion rights and/ or warrants and each subsequent transfer of the shares shall be subject to the restrictions of Art. 5 of these Articles of Incorporation.

3      In connection with the issuance by the Company or one of its group companies of convertible or warrant-bearing bonds or other financial market instruments, the Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders if such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, partcipations or new investments or the issuance on national or international capital markets.

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If advance subscription rights are denied by the Board of Directors, the following shall apply: the convertible or warrant-bearing bonds or other financial market instruments shall be issued at the relevant market conditions and the new shares shall be issued pursuant to the relevant market conditions taking into account the share price and/or other comparable instruments having a market price. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance. The advance subscription rights of the shareholders may be granted indirectly.

4      The share capital may be increased in an amount not to exceed CHF 11 284 656 through the issuance of up to 94 038 800 fully paid registered shares with a par value of CHF 0.12 per share by the issuance of new shares to employees of the Company and group companies. The pre-emptive and advance subscription rights of the shareholders of the Company shall thereby be excluded. The shares or rights to subscribe for shares shall be issued to employees pursuant to one or more regulations to be issued by the Board of Directors, taking into account performance, functions, levels of responsibility and profitability criteria. Shares or subscription rights may be issued to employees at a price lower than that quoted on the stock exchange.

5 The acquisition of shares within the context of employee share ownership and each subsequent transfer of the shares shall be subject to the restrictions of Art. 5 of these Articles of Incorporation.
Authorized Share Capital

ARTICLE 4TER

1      The Board of Directors shall be authorized to increase the share capital in an amount not to exceed CHF 24 000 000 through the issuance of up to 200 000 000 fully paid registered shares with a par value of CHF 0.12 per share by not later than May 2, 2021. Increases in partial amounts shall be permitted.

2      The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions of Art. 5 of these Articles of Incorporation.

3      The Board of Directors shall determine the date of issue of new shares, the issue price, the type of payment, the conditions for the exercise of pre‑emptive rights, and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution, a syndicate or another third party with a subsequent offer of these shares to the shareholders. The Board of Directors may permit pre-emptive rights that have not been exercised to expire or it may place these rights and/or shares as to which pre-emptive rights have been granted but not exercised, at

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market conditions or use them for other purposes in the interest of the Company.

4      The Board of Directors is further authorized to restrict or deny the pre‑emptive rights of shareholders and allocate such rights to third parties if the shares are to be used:

a)      for the acquisition of an enterprise, parts of an enterprise, or participations, or for new investments, or, in case of a share placement, for the financing or refinancing of such transactions; or

b)      for the purpose of broadening the shareholder constituency in connection with a listing of shares on domestic or foreign stock exchanges.

Share Register and Restrictions on Registration, Nominees

ARTICLE 5

1      The Company shall maintain a share register listing the surname and first name (in the case of legal entities, the company name) and address of the holders and usufructuaries of the registered shares.

2      Acquirers of registered shares shall be registered upon request in the share register as shareholders with the right to vote, provided that they expressly declare that they acquired the registered shares in their own name and for their own account.

3      If persons fail to expressly declare in their registration applications that they hold the shares for their own account (the “Nominees”), the Board of Directors shall enter such persons in the share register with the right to vote, provided that the Nominee has entered into an agreement with the Board of Directors concerning his status and is subject to a recognized bank or financial market supervision.

4      After hearing the registered shareholder or Nominee, the Board of Directors may cancel registrations in the share register, retroactive to the date of registration, if such registrations were made based on incorrect information. The relevant shareholder or Nominee shall be informed immediately as to the cancellation.

5      The Board of Directors shall regulate the details and issue the instructions necessary for compliance with the preceding provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The Board of Directors may delegate its duties.

6      Notwithstanding paras. 2–4 of this article, acquirers of registered shares may be registered in the share register with Euroclear Sweden AB (“Euroclear”) in accordance with Swedish law.

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Share Certificates and Intermediated Securities

ARTICLE 6

1      The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost of any such conversion.

2      If registered shares are issued in the form of single certificates or global certificates, they shall bear the signatures of two members of the Board of Directors. These signatures may be facsimile signatures.

3      The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

4      Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

5      Uncertificated registered shares registered with Euroclear may be pledged in accordance with Swedish law.

Exercise of Rights

ARTICLE 7

1      The Company shall only accept one representative per share.

2      The right to vote and rights relating thereto under a registered share may be exercised vis-à-vis the Company only by a shareholder, usufructuary or Nominee registered in the share register with the right to vote.

Dividend Access Facility

ARTICLE 8

1      The Company has established a dividend access facility under which shareholders who are resident in Sweden have the option to be registered with Euroclear as holders of a total of up to 600 004 716 registered shares of the Company, with suspended dividend entitlement. The claim to dividends against the Company on such registered shares shall be suspended as long as such registered shares are registered with Euroclear. In lieu thereof, on each such registered share, an amount equivalent to the dividend resolved on a registered share of the Company shall be paid in Swedish krona by ABB Norden Holding AB based on the dividend entitlement on a preference share.

2      In deciding on the appropriation of dividends, the General Meeting of Shareholders shall take into account that the Company will pay dividends only on shares that do not participate in the dividend access facility.

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— SECTION 3: Corporate Bodies A. General Meeting of Shareholders
Competence	ARTICLE 9 The General Meeting of Shareholders is the supreme body of the Company.
Ordinary General Meetings

ARTICLE 10

The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the fiscal year of the Company; the business report, the compensation report and the Auditors’ reports shall be made available for inspection by the shareholders at the place of incorporation of the Company by no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents. Shareholders will be notified of this in writing.

Extraordinary General Meetings

ARTICLE 11

1      Extraordinary General Meetings of Shareholders shall be held when deemed necessary by the Board of Directors or the Auditors.

2      Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if this is requested by one or more shareholders who represent an aggregate of at least one-tenth of the share capital and who submit a petition signed by such shareholder(s), specifying the items for the agenda and the proposals.

Notice of General Meetings

ARTICLE 12

1      Notice of General Meetings of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, by no later than twenty days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official publication organ of the Company. Shareholders may also be informed by ordinary mail. Liquidators and representatives of bondholders shall also be entitled to call a General Meeting of Shareholders.

2      The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a General Meeting of Shareholders be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

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Agenda

ARTICLE 13

1      One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 48 000 may demand that an item be included on the agenda of a General Meeting of Shareholders. Such inclusion must be requested in writing at least forty days prior to the meeting and shall specify the agenda items and proposals of such shareholder(s).

2      No resolutions may be passed at a General Meeting of Shareholders concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

3      No previous notification shall be required for proposals concerning items included on the agenda and for debates as to which no vote is taken.

Presiding Officer, Minutes, Vote Counters

ARTICLE 14

1      The General Meeting of Shareholders shall be held at the place of incorporation of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board or, in his absence, a Vice-Chairman or any other Member appointed by the Board, shall take the chair.

2      The presiding officer shall appoint the secretary and the vote counters. The minutes shall be signed by the presiding officer and the secretary.

3      The presiding officer shall have all powers and authority necessary to ensure the orderly and undisturbed conduct of the General Meeting of Shareholders.

Proxies

ARTICLE 15

1      The Board of Directors shall issue procedural rules regarding participation in and representation at the General Meeting of Shareholders.

2      A shareholder may be represented only by the independent proxy ("Unabhängiger Stimmrechtsvertreter"), his legal representative or, by means of a written proxy, another shareholder with the right to vote. All shares held by one shareholder may be represented by only one representative.

3      The General Meeting of Shareholders shall elect the independent proxy for a term of office extending until completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

4      If the Company does not have an independent proxy, the Board of Directors shall appoint the independent proxy for the next General Meeting of Shareholders.

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Voting Rights	ARTICLE 16 Subject to Art. 5 para. 2 of these Articles of Incorporation, each share shall grant the right to one vote.
Resolutions, Elections

ARTICLE 17

1      Unless otherwise required by law, the General Meeting of Shareholders shall pass resolutions and decide elections upon an absolute majority of the votes represented.

2      Resolutions and elections shall be decided by a show of hands, unless a secret ballot is resolved by the General Meeting of Shareholders or is ordered by the presiding officer. The presiding officer may also arrange for resolutions and elections to be carried out by electronic means. Resolutions and elections carried out by electronic means are deemed to have the same effect as secret ballots.

3      The presiding officer may at any time order that an election or resolution be repeated if, in his view, the results of the vote are in doubt. In this case, the preceding election or resolution shall be deemed to have not occurred.

4      If the first ballot fails to result in an election and more than one candidate is standing for election, the presiding officer shall order a second ballot in which a relative majority shall be decisive.

Specific Powers of the General Meeting

ARTICLE 18

The following powers shall be vested exclusively in the General Meeting of Shareholders:

a)      adoption and amendment of the Articles of Incorporation;

b)      election of the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the independent proxy;

c)      approval of the annual management report and consolidated financial statements;

d)      approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

e)      approval of the compensation of the Board of Directors and of the Executive Committee pursuant to Article 34 of these Articles of Incorporation;

f)       granting discharge to the members of the Board of Directors and the persons entrusted with management;

g)      passing resolutions as to all matters reserved to the authority of the General Meeting by law or under these Articles of Incorporation or that are submitted to the General Meeting by the Board of Directors, subject to Art. 716a Swiss Code of Obligations.

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Special Quorum

ARTICLE 19

The approval of at least two-thirds of the votes represented shall be required for resolutions of the General Meeting of Shareholders with respect to:

a)      a modification of the purpose of the Company;

b)      the creation of shares with increased voting powers;

c)      restrictions on the transfer of registered shares and the removal of such restrictions;

d)      restrictions on the exercise of the right to vote and the removal of such restrictions;

e)      an authorized or conditional increase in share capital;

f)       an increase in share capital through the conversion of capital surplus, through an in-kind contribution or in exchange for an acquisition of property, and a grant of special benefits;

g)      the restriction or denial of pre-emptive rights;

h)      a transfer of the place of incorporation of the Company;

i)        the dissolution of the Company.

B. Board of Directors
Number of Directors	ARTICLE 20 The Board of Directors shall consist of no fewer than 7 and no more than 13 members.
Election, Term of Office

ARTICLE 21

1      The members of the Board of Directors and the Chairman of the Board of Directors shall be individually elected by the General Meeting of Shareholders for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

2      Members whose terms of office have expired shall be immediately eligible for re-election.

3      If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Organization of the Board, Reimbursement of Expenses

ARTICLE 22

1      Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. It may elect from among its members one or several Vice-Chairmen. It shall appoint a secretary who need not be a member of the Board.

2      The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interests of the Company.

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Convening of Meetings	ARTICLE 23 The Chairman shall convene meetings of the Board of Directors if and when the need arises or whenever a member or the chief executive officer so requests in writing.
Resolutions

ARTICLE 24

1      In order to pass resolutions, at least a majority of the members of the Board of Directors must be present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Incorporation in connection therewith.

2      Resolutions of the Board of Directors shall be adopted upon a majority of the votes cast. In the event of a tie, the Chairman shall have the casting vote.

3      Resolutions may be passed by way of circulation (in writing), provided that no member requests oral deliberation.

Specific Powers of the Board

ARTICLE 25

1      The Board of Directors has, in particular, the following nondelegable and inalienable duties:

a)      the ultimate direction of the business of the Company and the issuance of the necessary instructions;

b)      the determination of the organization of the Company;

c)      the administration of accounting, financial control and financial planning;

d)      the appointment and removal of the persons entrusted with management and representation of the Company;

e)      the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with law, these Articles of Incorporation, the regulations and directives;

f)       the preparation of the business report, the compensation report and the General Meetings of Shareholders as well as the implementation of the resolutions adopted by the General Meetings of Shareholders;

g)      the adoption of resolutions concerning an increase in share capital to the extent that such power is vested in the Board of Directors (Art. 651 para. 4 Swiss Code of Obligations) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Incorporation, as well as making the required report on the capital increase;

h)      the notification of the court if liabilities exceed assets.

2      In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the authority of the General Meeting of Shareholders by law or under these Articles of Incorporation.

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Delegation of Powers

ARTICLE 26

Subject to Art. 25 of these Articles of Incorporation, the Board of Directors may delegate management of the Company in whole or in part to individual directors or to third persons pursuant to regulations governing the internal organization.

Signature Power	ARTICLE 27 The due and valid representation of the Company by members of the Board of Directors or other persons shall be set forth in regulations governing the internal organization.
C. Compensation Committee
Number of Members	ARTICLE 28 The Compensation Committee shall consist of no fewer than three members of the Board of Directors.
Election, Term of Office

ARTICLE 29

1      The members of the Compensation Committee shall be individually elected by the General Meeting of Shareholders for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

2      Members whose terms of office have expired shall be immediately eligible for re-election.

3      If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Organization of the Compensation Committee

ARTICLE 30

1      The Compensation Committee shall constitute itself. The Board of Directors shall elect the chairman of the Compensation Committee.

2      The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

Powers

ARTICLE 31

1      The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and of the Executive Committee, and may submit proposals to the Board of Directors in other compensation-related issues.

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2      The Board of Directors shall determine in regulations for which positions of the Board of Directors and of the Executive Committee the Compensation Committee shall submit proposals for the performance metrics, target values and the compensation to the Board of Directors, and for which positions it shall itself determine, in accordance with the Articles of Incorporation and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation.

3      The Board of Directors may delegate further tasks to the Compensation Committee that shall be determined in regulations.

D. Auditors
Term, Powers and Duties	ARTICLE 32 The Auditors, which shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

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— SECTION 4: Compensation of the Members of the Board of Directors and of the Executive Committee
General Compensation Principles

ARTICLE 33

1      Compensation of the members of the Board of Directors consists of fixed compensation. Total compensation shall take into account position and level of responsibility of the recipient.

2      Compensation of the members of the Executive Committee consists of fixed and variable compensation elements. Fixed compensation comprises the base salary and other compensation elements. Variable compensation may comprise short-term and long-term variable compensation elements. Total compensation shall take into account position and level of responsibility of the recipient.

3      Short-term variable compensation elements shall be governed by performance metrics that take into account the performance of the Company, the group or parts thereof, targets in relation to the market, other companies or comparable benchmarks and/or individual targets, and achievement of which is generally measured during a one-year period. Depending on achieved performance, the compensation may amount to a multiplier of target level.

4      Long-term variable compensation elements shall be governed by performance metrics that take into account strategic and/or financial objectives, achievement of which is generally measured during a perennial period, as well as retention elements. Depending on achieved performance, the compensation may amount to a multiplier of target level.

5      The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the performance metrics and target levels of the short- and long-term variable compensation elements, as well as their achievement.

6      Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; for the Executive Committee, compensation may in addition be paid in the form of share-based instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise and forfeiture

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conditions. In particular, they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market or by using contingent share capital.

7      Compensation may be paid by the Company or companies controlled by it.

Approval of Compensation by the General Meeting of Shareholders

ARTICLE 34

1      The General Meeting of Shareholders shall approve the proposals of the Board of Directors in relation to the maximum aggregate amounts of

a)      compensation of the Board of Directors for the next term of office;

b)      compensation of the Executive Committee for the following financial year.

2      The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods.

3      In the event the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

4      Compensation may be paid out prior to approval by the General Meeting of Shareholders subject to subsequent approval.

Supplementary Amount for Changes to the Executive Committee

ARTICLE 35

If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Committee or are being promoted within the Executive Committee after the General Meeting of Shareholders has approved the compensation of the Executive Committee for the relevant period, then the Company or companies controlled by it shall be authorized to pay such members a supplementary amount during the compensation period(s) already approved. The supplementary amount per compensation period shall not exceed 30% of the maximum aggregate amount of compensation of the Executive Committee last approved.

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— SECTION 5: Agreements with Members of the Board of Directors and the Executive Committee, Credits
Agreements with Members of the Board of Directors and the Executive Committee

ARTICLE 36

1      The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

2      The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Committee. Employment agreements for a fixed term may have a maximum duration of one year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

3      The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Committee for the time after termination of employment. Their duration shall not exceed one year, and consideration paid for such non-compete undertaking shall not exceed the last total annual compensation of such member of the Executive Committee.

Credits	ARTICLE 37 Credits may not be granted to a member of the Board of Directors or of the Executive Committee.

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— SECTION 6: Mandates Outside the Group
Mandates Outside the Group

ARTICLE 38

1      No member of the Board of Directors may hold more than ten additional mandates, of which no more than four may be in listed companies.

2      No member of the Executive Committee may hold more than five mandates, of which no more than one may be in a listed company.

3      The following mandates shall not be subject to the limitations set forth in paras. 1 and 2 of this Article:

a)      mandates in companies which are controlled by the Company or which control the Company;

b)      mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than ten such mandates; and

c)      mandates in associations, charitable organizations, foundations, trusts, employee welfare foundations, educational institutions, nonprofit institutions and other similar organizations. No member of the Board of Directors or of the Executive Committee shall hold more than twenty-five such mandates.

4      Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one mandate.

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— SECTION 7: Annual Financial Statements, Consolidated Financial Statements and Profit Allocation
Fiscal Year, Business Report

ARTICLE 39

1      The fiscal year shall close as of December 31 of each year, closing for the first time on December 31, 1999.

2      For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet, cash flow statements and notes to the financial statements), the annual management report and consolidated financial statements.

Allocation of Profit Shown on the Balance Sheet, Reserves

ARTICLE 40

1      The profit shown on the balance sheet shall be allocated by the General Meeting of Shareholders within the limits set by applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2      Further reserves may be taken in addition to the reserves required by law.

3      Dividends that have not been collected within five years after their expiry date shall pass to the Company and be allocated to the general reserves.

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— SECTION 8: Announcements, Communications
Announcements, Communications

ARTICLE 41

1      The official publication organ of the Company shall be the Swiss Official Gazette of Commerce.

2      To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.